Exhibit 19.2

Revised: September 28, 2024

HARBORONE BANCORP, INC.

SPECIAL TRADING PROCEDURES FOR INSIDERS

To comply with federal and state securities laws governing insider trading, the Company has adopted these Special Trading Procedures for Insiders (“Trading Procedures”) as an addendum to the Company’s Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”). These Trading Procedures are in addition to and supplement the Company’s Insider Trading Policy, which is distributed to all directors, officers and employees of the Company.

A. SCOPE

These Trading Procedures regulate securities trades by all directors and executive officers of the Company and certain designated employees of the Company and its subsidiaries who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (collectively, these persons are referred to as “Insiders”). These Trading Procedures also apply to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•	the Insider’s “Family Members” (“Family Members” are (a) the Insider’s spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as the Insider, (b) the Insider’s children or your spouse’s children who do not reside in the same household as the Insider but are financially dependent on you, (c) any of the Insider’s other family members who do not reside in the Insider’s household but whose transactions are directed by the Insider, and (d) any other individual over whose account the Insider has control and to whose financial support the Insider materially contributes. (Materially contributing to financial support would include, for example, paying an individual’s rent – not just a phone bill.);
•	all trusts, family partnerships and other types of entities formed for the Insider’s benefit or for the benefit of a member of the Insider’s family and over which the Insider has the ability to influence or direct investment decisions concerning securities;
•	all persons who execute trades on behalf of the Insider; and
•	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Insiders are responsible for ensuring compliance with these Trading Procedures and the Insider Trading Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in these Trading Procedures refer collectively to Insiders and their Affiliated Persons.

These Trading Procedures apply to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchangetraded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

The special trading restrictions set forth in these Trading Procedures continue to apply to Insiders following the termination of any such Insider’s service to or employment with the Company until any material, nonpublic information possessed by such Insider has become public or is no longer material.

B. SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Please see the Insider Trading Policy for a description of prohibited activities applicable to all directors, executive officers, and employees of the Company, including Insiders. In particular, no Insider may trade in any type of securities of the Company if such Insider is in possession of material, nonpublic information about the Company, unless the trade has been effected in compliance with a pre-approved Rule 10b5-1 Plan. This prohibition applies even if such Insider receives pre-clearance and the transaction would occur during a trading window in accordance with these Trading Procedures.

Please see the Insider Trading Policy for a discussion of what constitutes “insider trading” as well as “material” and “nonpublic” information. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer identified below for guidance.

In addition to the restrictions on trading in Company securities set forth in the Insider Trading Policy, Insiders are subject to the following special trading restrictions:

1.	No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 20th day before the end of the then-current quarter. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section D of these Trading Procedures or (b) in accordance with the procedure for waivers described in Section E of these Trading Procedures.

2.	All Trades Must be Pre-Cleared by the Compliance Officer.

No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Company has designated Inez Friedman-Boyce, Executive Vice President, Chief Legal Officer, General

Counsel and Corporate Secretary, as its insider trading compliance officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section C below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for her own trades from and the Company’s Chief Financial Officer. If you are unable to contact the Compliance Officer, or if you do not feel you can discuss the matter with the Compliance Officer, you may contact Stephen W. Finocchio, the Company’s Chief Financial Officer, who shall be the alternate Compliance Officer (the Compliance Officer and the alternate Compliance Officer are collectively referred to as the “Compliance Officer” in these Trading Procedures).

3.	No Short Sales.

No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).

4.	No Purchases or Sales of Derivative Securities or Hedging Transactions.

No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

5.	No Company Securities Subject to Margin Calls.

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in

Company securities, no Insider may use the Company’s securities as collateral in a margin account.

6.	No Pledges.

Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, no Insider may pledge Company securities as collateral for a loan. 7. Gifts Subject to Same Restrictions as All Other Securities Trades.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade. Making a gift shall be considered trading in securities for the purposes of the pre-clearance procedures set forth below.

8. No Trading During Retirement Plan Blackout Periods.

No Insider may trade in any Company securities, which were acquired in connection with such Insider’s service or employment with the Company, during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three consecutive business days during which at least 50% of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of its controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer or his or her designee.

C. PRE-CLEARANCE PROCEDURES

Procedures. No Insider may trade in Company securities until:

•	The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the appropriate Stock Transaction Request form attached to these Trading Procedures. In order to provide adequate time for the preparation of any required reports under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two business days prior to the intended trade date;

•	The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•	If the Insider is a director or executive officer, the Insider has informed the

Compliance Officer whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•	The Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.

Additional Information. Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

Notification of Brokers of Insider Status. Insiders who are required to file reports under

Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.

No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole reasonable discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. Completion of Trades. After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two business days or make a new trading request.

Post-Trade Reporting. Any transactions in the Company’s securities by an Insider

(including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to the

Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to these Trading Procedures on the same day in which such a transaction occurs. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

D. EXEMPTIONS

Pre-Approved Rule 10b5-1 Plan. Transactions effected pursuant to a pre-approved Rule

10b5-1 plan will not be subject to the Company’s trading windows, retirement plan blackout periods or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information. If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan must:

•	satisfy the requirements of Rule 10b5-1;
•	be documented in writing;
•	be established during a trading window when such Insider does not possess material, nonpublic information; and
•	be pre-approved by the Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Compliance Officer and are subject to the pre-clearance procedures and trading windows set forth above.

The Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Compliance Officer may consult with the Company’s legal counsel before approving a Rule 10b5-1 Plan. The Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Compliance Officer deems to be in the best interests of the Company. If the Compliance Officer does not approve an Insider’s Rule 10b5-1 Plan, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a Rule 10b5-1 Plan is approved.

Any modification or termination of an Insider’s prior Rule 10b5-1 Plan requires preapproval by the Compliance Officer. A modification or termination must occur during a trading window and while such Insider is not aware of material, nonpublic information.

Employee Benefit Plans.

1.Exercise of Stock Options. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with these Trading Procedures.
3.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s Employee Stock Ownership Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of these Trading Procedures.

4.Retirement Plan. The trading prohibitions and restrictions set forth in these

Trading Procedures do not apply to purchases of Company securities in the Employee Stock

Ownership Plan (the “Retirement Plan”) resulting from periodic contributions by Insiders to the Retirement Plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to certain elections Insiders may make under the Retirement Plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against or receive a distribution from such Insider’s Retirement Plan account if the loan or distribution will result in a liquidation of some or all of such Insider’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund.

5.Dividend Reinvestment Plan. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of Company securities under the Company’s Employee Stock Ownership Plan resulting from the reinvestment by Insiders of dividends paid on Company securities. Such prohibitions and restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions by Insiders to the plan (i.e., direct stock purchases), and to elections by Insiders to participate in the plan or change the level of such participation. These Trading Procedures also apply to sales by Insiders of Company securities purchased pursuant to the plan.

E. WAIVERS

A waiver of any provision of these Trading Procedures in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

F. ACKNOWLEDGMENT

In addition to the Company’s Insider Trading Policy, these Trading Procedures will be delivered to all current Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of these Trading Procedures, each Insider must acknowledge that he or she has received a copy and agrees to comply with the terms of these Trading Procedures and the Insider Trading Policy. Such Insider shall return the acknowledgment attached hereto within ten days of receipt to:

Inez Friedman-Boyce

Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary HarborOne Bancorp, Inc.

770 Oak Street

Brockton, Massachusetts 02301

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy or these Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Insiders will be required upon the Company’s request to re-acknowledge and agree to comply with these Trading Procedures and the Insider Trading Policy (including any amendments or modifications). For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with these Trading Procedures and the Insider Trading

Policy when copies of such items have been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee, unless the Insider objects in a written statement received by the Compliance Officer within two business days of such delivery.

____________________

Failure to observe these Trading Procedures and the Insider Trading Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment. Questions regarding these Trading Procedures or the Insider Trading Policy are encouraged and may be directed to the Compliance Officer. Adopted by the Board of Directors on: September 28, 2024

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Disclosure (the “Insider Trading Policy”) and the Special Trading Procedures for Insiders (the “Trading Procedures”) of HarborOne Bancorp, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy or the Trading Procedures, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy or the Trading Procedures.

Date:	Signature:

Name:

Title:

S T O C K T R A N S A C T I O N R E Q U E S T – Not Within HarborOne Retirement Plan HARBORONE BANCORP, INC.

Pursuant to HarborOne Bancorp, Inc.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify HarborOne Bancorp, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION

Insider’s Name: _________________________________________

INTENT TO PURCHASE Number of shares:	__________________________
Intended trade date:	__________________________
Means of acquiring shares:	◻ Purchase through a broker on the open market ◻ Other (please specify): ___________________________________________________________

INTENT TO SELL Number of shares:	__________________________
Intended trade date:	__________________________
Means of selling shares:	◻ Sale through a broker on the open market ◻ Other (please specify): ___________________________________________________________

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of

Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the

Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature Date

AUTHORIZED APPROVAL Signature of Compliance Officer (or designee)	Date This authorization is valid for two business days, trade must take place by the end of the day of ________________________________ Date

CONFIRMATION OF TRANSACTION

I hereby confirm that the transaction(s) requested above was (were) executed as follows:

Purchase of shares:

◻

*Number of shares: _______ Price per share: _______ Date and approximate time of purchase: _______

Sale of shares:

◻

*Number of shares: _______ Price per share: _______ Date and approximate time of sale: _______

Insider’s Signature Date

Signature
Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

HARBORONE BANCORP, INC.

HarborOne Bank 401(k) Plan / HarborOne Mortgage Retirement Plan

Pursuant to HarborOne Bancorp, Inc.’s Special Trading Procedures for Insiders (the “Trading Procedures”), I hereby notify HarborOne Bancorp, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION

Insider’s Name: _________________________________________

INTENT TO TRANSFER INTO THE HARBORONE BANCORP STOCK FUND

Dollar amount being transferred into the

HarborOne Bancorp Stock Fund: $__________________________ Note: Plan allows for no more than 25% of your retirement plan balance be invested in the HarborOne Bancorp Stock Fund.

Intended trade date:

__________________________

Retirement Plan: ◻ HarborOne Bank 401(k) Plan

◻ HarborOne Mortgage Retirement Plan

Please Note: Once the transaction has been approved by the Compliance Officer, you will be required to process the actual transaction through the Plan’s recordkeeper John Hancock Retirement Plan Services. The transaction can be processed via the Plan’s website at www.mylife.jhrps.com or via the Participant Service Center at (800) 294-3575.

INTENT TO TRANSFER OUT OF HARBORONE BANCORP STOCK FUND

Dollar Amount being sold from the HarborOne

Bancorp Stock Fund: $__________________________

Intended trade date:

__________________________

Retirement Plan: ◻ HarborOne Bank 401(k) Plan

◻ HarborOne Mortgage Retirement Plan

Please Note: Once the transaction has been approved by the Compliance Officer, you will be required to process the actual transaction through the Plan’s recordkeeper John Hancock Retirement Plan Services. The transaction can be processed via the Plan’s website at www.mylife.jhrps.com or via the Participant Service Center at (800) 294-3575.

INTENT TO ESTABLISH INVESTMENT ELECTION INVOLVING HARBORONE BANCORP STOCK FUND

Percent to be allocated to HarborOne Bancorp

Stock Fund: ______________% Note: Plan allows for no more than 25% to be invested in the HarborOne

Bancorp Stock Fund.

Intended trade date:

__________________________ Account transaction being made in: ◻ HarborOne Bank 401(k) Plan

◻ HarborOne Mortgage Retirement Plan

Please Note: Once the transaction has been approved by the Compliance Officer, you will be required to process the actual transaction through the Plan’s recordkeeper John Hancock Retirement Plan Services. The transaction can be processed via the Plan’s website at www.mylife.jhrps.com or via the Participant Service Center at (800) 294-3575.

CERTIFICATION

I hereby certify that (1) I am not in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of

Company Policy on Insider Trading and Disclosure, and (2) I am not purchasing any securities of the Company on margin in contravention of the

Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

Insider’s Signature Date

AUTHORIZED APPROVAL Signature of Compliance Officer (or designee)	Date This authorization is valid for two business days, trade must take place by the end of the day of ________________________________ Date